Exhibit 21

SUBSIDIARIES OF CORDIS CORPORATION

      The significant subsidiaries of Cordis Corporation, all of which are included in the Consolidated Financial Statements of Cordis Corporation, are as follows:

      Name                           Jurisdiction of Incorporation

Cordis International Corporation     Delaware
Cordis Holding B.V.                  The Netherlands
Cordis Europa N.V.                   The Netherlands